Exhibit 99.1

WESTLAKE CHEMICAL CORPORATION

Contact – (713) 960-9111

Investors – Steve Bender

Media – David R. Hansen

WESTLAKE CHEMICAL REPORTS FIRST QUARTER RESULTS

Highlights

•	Highest operating margin since 1995

•	Strong results in all segments

•	Debt refinanced providing lower interest rates and increased flexibility

•	Continued strong industry conditions

Houston, TX – May 5, 2006 – Westlake Chemical Corporation (NYSE: WLK) today reported net income of $51.3 million, or $0.79 per diluted share, and income from operations of $110.9 million on net sales of $618.8 million for the first quarter of 2006. This compares with first quarter 2005 net income of $61.1 million, or $0.94 per diluted share, and income from operations of $101.7 million on net sales of $618.6 million. First quarter 2006 net income compared unfavorably to first quarter 2005 net income primarily due to non-operating costs of $25.9 million ($16.3 million after tax) related to the early retirement of debt which reduced first quarter 2006 earnings per diluted share by $0.25.

Albert Chao, President and Chief Executive Officer, said, “We are pleased to report another solid quarter in both our Olefins and Vinyls segments. The improvement in income from operations over the first quarter of 2005 was primarily the result of increased selling prices, which outpaced higher energy and feedstock costs. Our vertical integration strategy and product mix allowed us to enjoy high operating rates and margins. We had the highest income from operations margin (‘operating margin’) in the first quarter of 2006 since 1995. First quarter operating margin was 17.9% as compared to 16.4% in the first quarter of 2005 and higher than the 17.7% reported in the fourth quarter of 2005. High energy prices and volatility continue to present challenges, but robust business conditions should result in another strong year for Westlake and the chemical industry.”

As a result of declining prices of feedstock, first quarter 2006 results were adversely impacted by the utilization of first-in, first-out (FIFO) inventory accounting as compared with utilizing the last-in, first-out (LIFO) method used by some companies in the industry.

First quarter 2006 net income decreased $22.3 million, or $0.34 per diluted share, from the $73.6 million net income, or $1.13 per diluted share, reported in the fourth quarter of 2005 primarily due to the $25.9 million ($16.3 million after tax) debt retirement costs incurred in the first quarter of 2006. First quarter 2006 income from operations decreased $1.6 million from the income from operations of $112.5 million reported in the fourth quarter of 2005, while net sales decreased by $17.6 million from the $636.4 million reported in the fourth quarter of 2005. The decreases in net sales and operating income were primarily due to decreased selling prices for all of the company’s olefins products, VCM and PVC resin which were partially offset by reduced energy and feedstock costs.

EBITDA (earnings before interest expense, income taxes, depreciation and amortization) for the first quarter of 2006 was $107.8 million compared to $122.9 million in the first quarter of 2005 and $135.4 million in the fourth quarter of 2005. EBITDA in the first quarters of 2006 and 2005 was negatively impacted by debt retirement costs of $25.9 million and $0.6 million, respectively. A reconciliation of EBITDA to reported net income and to cash flows from operating activities can be found in the financial schedules at the end of this press release.

The company completed a refinancing of its long-term debt in the first quarter of 2006. The company issued $250.0 million of new 6 5/8% senior notes due 2016 and amended its senior secured revolving credit facility to increase the commitment from $200.0 million to $300.0 million. The proceeds from the issuance of the 6 5/8% senior notes along with cash on hand were used to redeem the entire $247.0 million outstanding amount of the company’s 8 3/4% senior notes due 2011 and repay the company’s term loan balance of $9.0 million. The company incurred a non-operating expense in the first quarter of 2006 consisting of a pre-payment premium on the 8 3/4% senior notes of $22.2 million and a write-off of $3.7 million in previously capitalized debt issuance cost. The new debt structure is expected to give the company more flexibility and result in lower interest expense in future periods.

The company generated strong cash flows from operations of $66.8 million in the first quarter of 2006 while investing $28.5 million in capital additions, resulting in a $236.4 million cash balance and $260.1 million of debt as of March 31, 2006.

OLEFINS SEGMENT

Income from operations for the Olefins segment decreased by $2.8 million to $59.6 million in the first quarter of 2006 from $62.4 million in the first quarter of 2005. This decrease was primarily due to lower sales volumes for ethylene and polyethylene and higher energy and feedstock costs which were partially offset by higher selling prices for olefins products. Merchant ethylene sales volumes decreased due to increases in internal consumption for ethylene at the company’s Geismar vinyls facility.

First quarter 2006 income from operations for the Olefins segment increased by $3.4 million from the $56.2 million income from operations reported in the fourth quarter of 2005. This increase was primarily due to higher sales volumes for polyethylene and styrene and lower feedstock and energy costs. These increases were partially offset by lower selling prices. Sales volumes in the fourth quarter of 2005 were adversely impacted by a two-week outage resulting from Hurricane Rita.

VINYLS SEGMENT

Income from operations for the Vinyls segment increased by $12.7 million to $54.4 million in the first quarter of 2006 from $41.7 million in the first quarter of 2005. This increase was primarily due to higher selling prices and higher sales volumes for PVC resin reduced by higher energy and feedstock costs and lower sales volumes for VCM and PVC pipe. PVC resin sales volumes increased largely due to additional production from the Geismar vinyls facility.

First quarter income from operations for the Vinyls segment decreased by $3.5 million from the $57.9 million income from operations reported in the fourth quarter of 2005. This decrease was primarily due to lower sales volumes for PVC pipe and VCM and lower selling prices for PVC resin and VCM. These decreases were partially offset by higher selling prices for PVC pipe and lower energy and feedstock costs.

The statements in this release relating to matters that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities; governmental regulatory actions and political unrest; global economic conditions; industry production capacity and operating rates; the supply/demand balance for Westlake’s products; competitive products and pricing pressures; access to capital markets; technological developments; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake’s Annual Report on Form 10-K for the year ended December 31, 2005, which was filed with the SEC in February 2006.

In this release, Westlake refers to a non-GAAP financial measure, EBITDA. EBITDA is calculated as net income before interest expense, income taxes, depreciation and amortization. The body of accounting principles generally accepted in the United States is commonly referred to as “GAAP.” For this purpose a non-GAAP financial measure is generally defined by the U.S. Securities and Exchange Commission as one that purports to measure historical and future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measures. We have included EBITDA in this release because our management considers it an important supplemental measure of our performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA. EBITDA allows for meaningful company-to-company performance comparisons by adjusting for factors such as interest expense, depreciation and amortization and taxes, which often vary from company to company. In addition, we utilize EBITDA in evaluating acquisition targets. Management also believes that EBITDA is a useful tool for measuring our ability to meet our future debt service, capital expenditures and working capital requirements, and EBITDA is commonly used by us and our investors to measure our ability to service indebtedness. EBITDA is not a substitute for the GAAP measures of earnings or of cash flow and is not necessarily a measure of our ability to fund our cash needs. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented in this release may not be comparable to EBITDA reported by other companies. EBITDA has material limitations as a performance measure because it excludes (1) interest expense, which is a necessary element of our costs and ability to generate revenues because we have borrowed money to finance our operations, (2) depreciation, which is a necessary element of our costs and ability to generate revenues because we use capital assets and (3) income taxes, which is a necessary element of our operations. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. A table included in the financial schedules at the end of this release reconciles EBITDA to net income and to cash flow from operating activities.

Westlake Chemical Corporation Conference Call Information:

A conference call to discuss Westlake Chemical Corporation’s first quarter results will be held Friday, May 5, 2006 at 11:00 a.m. EDT (10:00 a.m. CDT). To access the conference call, dial (866) 356-4123, or (617) 597-5393 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 11164808.

A replay of the conference call will be available beginning an hour after its conclusion until 5:00 p.m. EDT (4:00 p.m. CDT) on Friday, May 12, 2006. To hear a replay, dial (888) 286-8010, or (617) 801-6888 for international callers. The replay passcode is 60513054.

The conference call will also be available via webcast at:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=180248&eventID=1301864 and the earnings release can be obtained via the company’s Web page at:

http://www.westlakechemical.com/investors.html.

Westlake Chemical Corporation is a manufacturer and supplier of petrochemicals, polymers and fabricated products with headquarters in Houston, Texas. The company’s range of products includes: ethylene, polyethylene, styrene, propylene, caustic, VCM, PVC and PVC pipe, windows and fence. For more information, visit the company’s Web site at www.westlakechemical.com.

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in $000)

	Three Months Ended March 31,
	2006	2005
Net sales	$618,779	$618,616
Cost of sales	487,721	498,833

Gross profit	131,058	119,783

Selling, general and administrative expenses	20,179	18,075

Income from operations	110,879	101,708

Interest expense	(6,026)	(6,154)
Debt retirement cost	(25,853)	(646)
Other income, net	2,334	715

Income before income taxes	81,334	95,623

Income tax provision	29,997	34,480

Net income	$51,337	$61,143

Basic and diluted earnings per share	$0.79	$0.94

Weighted average shares outstanding
Basic	65,092,195	64,938,137

Diluted	65,230,772	65,292,170

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(unaudited, in $000)

	Unaudited March 31, 2006	December 31, 2005
Current Assets
Cash and cash equivalents	$236,366	$237,895
Accounts receivable, net	277,268	302,779
Inventories, net	339,589	339,870
Other current assets	22,106	22,319

Total current assets	875,329	902,863
Property, plant and equipment, net	878,246	863,232
Other assets, net	63,880	61,094

Total assets	$1,817,455	$1,827,189

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$244,869	$304,649
Current portion of long-term debt	—	1,200

Total current liabilities	244,869	305,849
Long-term debt	260,094	265,689
Other liabilities	267,724	261,545

Total liabilities	772,687	833,083

Stockholders’ equity	1,044,768	994,106

Total liabilities and stockholders’ equity	$1,817,455	$1,827,189

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in $000)

	Three Months Ended
	March 31, 2006	March 31, 2005
Cash flows from operating activities
Net income	$51,337	$61,143

Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	20,475	21,083
Deferred tax expense	4,490	11,271
Other balance sheet changes	(9,543)	(41,241)

	15,422	(8,887)

Net cash provided by operating activities	66,759	52,256

Cash flows from investing activities
Additions to property, plant and equipment	(28,549)	(17,336)
Settlements of derivative instruments	(27,445)	—

Net cash used for investing activities	(55,994)	(17,336)

Cash flows from financing activities
Proceeds from exercise of stock options	396	—
Dividends paid	(1,791)	(1,381)
Proceeds from borrowings	249,185	—
Repayments of borrowings	(256,000)	(30,300)
Capitalized debt costs	(4,084)	—

Net cash used for financing activities	(12,294)	(31,681)

Net increase (decrease) in cash and cash equivalents	(1,529)	3,239

Cash and cash equivalents at beginning of period	237,895	43,396

Cash and cash equivalents at end of period	$236,366	$46,635

WESTLAKE CHEMICAL CORPORATION

SEGMENT INFORMATION

(unaudited, in $000)

	Three Months Ended March 31,
	2006	2005
Net Sales to External Customers
Olefins	$339,717	$376,667
Vinyls	279,062	241,949

	$618,779	$618,616

Income (Loss) from Operations
Olefins	$59,565	$62,412
Vinyls	54,411	41,652
Corporate and Other	(3,097)	(2,356)

	$110,879	$101,708

Depreciation and Amortization
Olefins	$11,750	$12,754
Vinyls	8,697	8,329
Corporate and Other	28	—

	$20,475	$21,083

Other Income (Expense), net
Olefins	$—	$299
Vinyls	47	30
Corporate and Other*	(23,566)	(260)

	$(23,519)	$69

*	Debt retirement costs of $25,853 and $646 are included in the three months ended March 31, 2006 and March 31, 2005, respectively

WESTLAKE CHEMICAL CORPORATION

RECONCILIATION OF EBITDA TO NET INCOME AND TO CASH FLOW FROM OPERATING ACTIVITIES

(unaudited, in $000)

	Three Months Ended December 31, 2005	Three Months Ended March 31,
		2006	2005
EBITDA	$135,428	$107,835	$122,860
Less:
Income tax provision	35,364	29,997	34,480
Interest expense	5,850	6,026	6,154
Depreciation and amortization	20,592	20,475	21,083

Net income	73,622	51,337	61,143
Changes in operating assets and liabilities	54,481	10,932	(20,158)
Deferred income taxes	15,218	4,490	11,271

Cash flow from operating activities	$143,321	$66,759	$52,256

WESTLAKE CHEMICAL CORPORATION

SUPPLEMENTAL INFORMATION

Key Product Sales Price and Volume Variance by Operating Segments

	Qtr1-06 v. Qtr1-05		Qtr1-06 v. Qtr4-05
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins[1]	+16.4%	-10.0%	-9.4%	+16.7%
Vinyls[2]	+17.2%	-1.6%	-5.3%	-5.5%
Average	+16.5%	-6.2%	-7.0%	+5.0%

[1]	Includes: ethylene and co-products, polyethylene, and styrene
[2]	Includes: ethylene co-products, caustic, VCM, PVC resin, PVC pipe, and other fabrication products

Average Quarterly Industry Prices

	Qtr 1 ’05	Qtr 2 ’05	Qtr 3 ’05	Qtr 4 ’05	Qtr 1 ’06
Ethane (cents/lb)	17.6	17.6	23.1	25.7	19.2
Propane (cents/lb)	18.7	19.5	22.9	25.2	22.4
Ethylene (cents/lb) (1)	41.5	38.3	41.2	55.8	50.3
Polyethylene (cents/lb) (2)	68.0	62.0	65.2	86.0	78.0
Styrene (cents/lb) (3)	64.5	61.6	60.3	63.8	60.6
Caustic ($/ short ton) (4)	345.0	382.5	390.0	457.5	424.2
Chlorine ($/ short ton) (5)	330.0	350.0	350.0	357.5	332.5
VCM (cents/lb) (6)	38.5	37.5	38.6	48.0	44.0
PVC (cents/lb) (7)	53.8	54.2	53.2	65.8	62.8

Source: CMAI

(1)	Contract-Net Transaction
(2)	Contract Low Density Polyethylene, GP- Film
(3)	Contract-Styrene
(4)	Contract-Diaphragm caustic
(5)	Contract Chlorine
(6)	Contract Vinyl Chloride Monomer
(7)	Contract Polyvinyl Chloride-Pipe Grade